Exhibit 5.2

Troutman Pepper Locke LLP
troutman.com

February 26, 2026

Tanger Inc.

Tanger Properties Limited Partnership

3200 Northline Avenue, Suite 360

Greensboro, North Carolina 27408

Re:          Registration Statement on Form S-3

To the addressees set forth above:

We have acted as counsel to Tanger Inc., a North Carolina corporation (the “Company”), and Tanger Properties Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”), filed on February 26, 2026 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), including a base prospectus (the “Base Prospectus”), as supplemented by the prospectus supplement dated February 26, 2026 (the “Prospectus Supplement”), relating to the offer and sale of up to 7,370,275 common shares, par value $0.01 per share, of the Company (the “Common Shares”). Such Common Shares are to be offered for the respective accounts of the holders thereof (the “Selling Securityholder Shares”). Such Selling Securityholder Shares are comprised of Common Shares issuable upon exercise of the exchange option pursuant to the 2.375% Exchangeable Senior Notes due 2031 (the “Notes”) issued by the Operating Partnership.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus Supplement, other than as expressly stated herein with respect to the issue of the Selling Securityholder Shares.

As counsel for the Company and the Operating Partnership, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the Base Prospectus, and the Prospectus Supplement and the Company’s articles of incorporation and bylaws, each as amended to date, the certificate of domestic limited partnership and the Third Amended and Restated Limited Partnership Agreement of the Operating Partnership, each as amended to date, minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Selling Securityholder Shares, as provided to us by the Company, and certificates of public officials and of representatives of the Company, and such other instruments and documents as we have deemed necessary or appropriate, as a basis for the opinions hereinafter expressed.

In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, instruments, documents, certificates and records that we have reviewed; and (iv) the legal capacity of all natural persons. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. This opinion is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion, we have assumed that all Selling Securityholder Shares will be sold in the manner stated in the Registration Statement and the Prospectus Supplement; and the Selling Securityholder Shares will not be issued or transferred in violation of restrictions on ownership and transfer set forth in the Company’s articles of incorporation, as amended to date.

February 26, 2026

This opinion is based as to matters of law solely on (i) applicable provisions of the North Carolina Business Corporation Act and the North Carolina Revised Uniform Limited Partnership Act, in each case, excluding local laws of such jurisdiction (i.e., the statues and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, such jurisdictions and judicial decisions to the extent they deal with any of the foregoing) and (ii) applicable provisions of the laws of the State of New York. As used herein, the term “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the New York Constitution and reported judicial decisions interpreting these laws. We express no opinion herein as to any other state or local laws, statutes, ordinances, rules or regulations.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Selling Securityholder Shares have been duly authorized and, when issued by the Company upon exercise of the exchange option pursuant to the Notes, will be validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We consent to your filing this opinion as Exhibit 5.2 to the Current Report on Form 8-K filed by the Company with the Commission on the date hereof and to the references to our firm in each of the Base Prospectus and the Prospectus Supplement under the heading “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP

TROUTMAN PEPPER LOCKE LLP